ESCROW AGREEMENT


     This Escrow Agreement is dated September 22, 1997, and is entered into by DCX, Inc., a Colorado corporation ("DCX"), John Antenucci (the "Shareholder"), and American Securities Transfer and Trust, Inc. (the "Escrow Agent").

     WHEREAS, pursuant to Agreement for Exchange of Shares dated September 22, 1997, the ("Agreement") which is incorporated herein by reference, DCX will issue 2.4476 shares of DCX no par value common stock ("DCX Common Stock"), in exchange for each share of common stock of PlanGraphics, Inc., a Maryland corporation ("PGI") in a non-public transaction; and

     WHEREAS, pursuant to Section 1.3 of the Agreement, the Shareholder has agreed to place in an escrow account a total of 125,000 shares of DCX Common Stock that are issued to the Shareholder in exchange for shares of PGI common stock; and

     WHEREAS, the parties enter into this agreement with the Escrow Agent to establish an escrow account ("Escrow Account") for the purpose of fulfilling the escrow requirements as set forth in Section 1.3 of the Agreement, and the Escrow Agent is a Colorado corporation that is willing, and that is in all respects qualified, to act as the escrow agent under this Escrow Agreement.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, terms and conditions in this Agreement, the parties agree as follows:

     1. Deposit in Escrow.

     1.1 At the Closing specified in the Agreement, the Shareholder shall deliver to the Escrow Agent certificates representing at least 51,071 shares of PGI common stock, with irrevocable instructions to deposit into the Escrow Account at the Escrow Agent, a certificate representing 125,000 shares of DCX Common Stock ("Escrow Shares") that are issuable to the Shareholder in exchange for PGI common stock. During the escrow period the Escrow Shares will be available to offset any claims for indemnification by DCX against the Shareholder under the Agreement.

     1.2 During the term of this Escrow Agreement, in the event the shares of DCX Common Stock, as a class, are converted into or exchanged for different capital securities of DCX or any other entity, the different capital securities for which the Escrow Shares are exchanged or converted shall be substituted for and become the Escrow Shares, and shall deposited into the Escrow Account and be subject to the Escrow Agreement.

     1.3 Unless and until the Escrow Shares are released from escrow and delivered to the Shareholder, any dividends or distributions of any kind payable with respect to the escrow shares shall be deposited into the Escrow Account. Upon termination of the Escrow Agreement pursuant to Section 4.2.c, the Shareholder shall be paid, without interest, the amount of any dividends or distributions which theretofore became payable with respect to the Escrow Shares. Upon termination of the Escrow Agreement pursuant to Section 4.2.b, the amount of any dividends or distributions which theretofore became payable with respect to the Escrow Shares shall be delivered to the party specified in the notice under Section 4.2.b.

     2. Beneficial Owner.

     The Shareholder shall be the beneficial owner of the DCX Common Stock that remain in escrow and have voting rights over such securities.

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     3. No Power to Sell or Transfer.

     The Shareholder agrees that, during the period of time that the Escrow Agent holds the Escrow Shares, he will not sell, pledge, hypothecate, transfer, encumber, or otherwise dispose of, any of such Escrow Shares.

     4. Termination of Escrow.

     4.1 This Escrow Agreement shall begin on the date hereof and will terminate as provided herein, unless extended by written agreement of the parties.

     4.2 The Escrow Shares shall be released from escrow on the day that is one year from the date of Closing of the Agreement ("Closing") and delivered to the Shareholder; provided, that if prior to one year from the Closing the Escrow
Agent receives written notice from DCX that it has made a claim for indemnification against the Shareholder, the Escrow Shares shall remain in escrow subject to the following instructions:

          a. The Escrow Agent shall release the Escrow Shares and all other items deposited into the Escrow Account as instructed pursuant to written notice to the Escrow Agent signed by both DCX and the Shareholder.

          b. Upon receipt by the Escrow Agent of a certified copy of on order from a Court of competent jurisdiction, the Escrow Shares and all other items deposited into the Escrow Account shall be released pursuant to the terms of the order.

          c. If the Escrow Agent has not received the notice specified in 4.2.a or 4.2.b above, the Escrow Agent shall release the Escrow Shares, and any other items deposited into the Escrow Account, to the Shareholder one year from the Closing.

     4.3 Any Escrow Shares that are released and delivered to DCX shall thereafter become null and void if such securities have not been issued, at which time such Escrow Shares shall become authorized but unissued.

     4.4 For any Escrow Shares and other items in the Escrow Account that are released and delivered to the Shareholder, the Escrow Agent shall promptly deliver such items within five days of such termination of the Escrow Agreement.

     5. Escrow Agent Matters.

     5.1. In acting pursuant to this Agreement, the Escrow Agent shall be fully protected in every reasonable exercise of its discretion and shall have no obligation hereunder either to the parties hereto or to any other party, except as expressly set forth herein.

     5.2. DCX shall be responsible for payment of all reasonable fees and expenses of the Escrow Agent incurred by it in the course of performing hereunder. The escrow fees shall be $1,500 per year, payable when the Escrow Agreement is signed by the Escrow Agent.

     5.3. The parties hereto agree to provide the Escrow Agent all information necessary to facilitate the administration of this Escrow Agreement and the Escrow Agent may rely upon any such information provided. In performing any of its duties hereunder, the Escrow Agent shall not incur any liability to anyone for any damages, losses or expenses, except for willful default or gross negligence and it shall, accordingly, not incur any such liability with respect to (a) any action taken or omitted in good faith upon advice of its counsel or counsel for DCX given with respect to any questions relating to the duties and responsibilities of the Escrow Agent under this Escrow Agreement, and (b) any action taken or omitted in reliance upon any instrument, including the written advice provided for herein, not only as to the execution, validity and

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


effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed and presented by a proper person or persons, and to be in compliance with the provisions of this Escrow Agreement.

     5.4. The parties hereby agree to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and counsel fees and disbursements, which may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with its acceptance of appointment as Escrow Agent hereunder or the performance of its duties hereunder, including any litigation arising from this Escrow Agreement or involving the subject matter hereof.

     5.5. The Escrow Agent agrees to act as depository and Escrow Agent during the term of this Escrow Agreement, and that thereafter the Escrow Agent will deliver the certificates representing the securities to the respective parties as provided in this Escrow Agreement.

     6. Miscellaneous.

     6.1. The validity, interpretation and construction of this Escrow Agreement and each part hereof shall be governed by the laws of the State of Colorado. This Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same Agreement.

     6.2. This Agreement shall inure to the benefit of and be binding upon the Shareholder, DCX, the Escrow Agent and their respective successors. Except as herein provided, nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person any legal or equitable right, remedy or claim under or in respect of this Agreement. The shares in escrow shall not be subject to the claims of any creditor of any party.

     6.3. All notices, demands or requests required or authorized hereunder shall be deemed given sufficiently if in writing and sent by registered mail or certified mail, return receipt requested and postage prepaid, or by overnight delivery, to the respective parties as follows:

DCX, Inc.                                             John Antenucci
Stephen Carreker, President                           112 E. Main Street
3002 North State Highway 83                           Frankfort, KY  40601
Franktown, CO  80116

American Securities Transfer and Trust, Inc.
938 Quail Street, Suite 101
Lakewood, CO  80215

     Any party may change its address for notices by giving notice to each other party in the manner specified in this section.

     6.4. If at any time a dispute shall exist as to the duties of the Escrow Agent and the terms hereof, or the Escrow Agent has not been able to locate a record holder of a certificate to return his (their) certificates, or if other items deposited hereunder are not withdrawn on or before thirty (30) days after the termination specified herein, the Escrow Agent may deposit such items with the clerk of any court of the state of Colorado that has jurisdiction over these matters, and may interplead the parties hereto. Upon so depositing such funds and filing its complaint in interpleader, the Escrow Agent shall be completely discharged and released from all further liability or responsibility under the terms hereof. The parties hereto, for themselves, their heirs, successors and assigns, do hereby submit themselves to the jurisdiction of said court for the purpose of facilitating the return of deposited funds in the Escrow Account and do hereby appoint the Clerk of said Court as their agent for service of all process in connection with the proceedings specified in this paragraph.

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


     6.5 DCX and the Shareholder agree that any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, shall be instituted in a state court sitting in Douglas County, Colorado, which shall be the exclusive jurisdiction and venue of said legal proceedings and each party hereto waives any objection which such party may now or hereafter have to the laying of venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against such party when transmitted in accordance with this Agreement. Nothing contained herein shall be deemed to affect the right of any party hereto to serve process in any manner permitted by law.

     6.6. This instrument contains the entire agreement between the DCX, the Shareholder, and the Escrow Agent, and no statement, promises or inducements made by any party or agent of any party that is not contained in this Agreement shall be valid or binding. This Agreement may not be enlarged, modified or altered except in writing by the Escrow Agent and the Company.

     Signatures to Escrow Agreement between DCX, the Shareholder, and the Escrow Agent

DCX, Inc.




-----------------------------------            ---------------------------------
By: Stephen Carreker, President                By: John Antenucci


American Securities Trust and Transfer, Inc.




-------------------------------------------
By: Gregg Tubbs, Sr. Vice President



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